Exhibit 99.3

Regional Management Corp. Announces the Retirement

of Chief Financial Officer Don Thomas

- Remaining in CFO role until a successor is chosen -

- Will support new CFO to ensure a smooth and orderly transition -

Greenville, South Carolina – February 12, 2019 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced that Executive Vice President and Chief Financial Officer Donald E. Thomas is retiring from Regional, pending the appointment of a new CFO. Mr. Thomas will remain in his role until a successor is chosen and will stay on to ensure a smooth and orderly transition. Regional has engaged an executive search firm to conduct a search for its new CFO.

“On behalf of the Board of Directors and the entire Regional Management team, I want to express my deepest gratitude to Don for his significant contributions to Regional over the past six years and congratulate him on a well-deserved retirement,” said Peter R. Knitzer, President and Chief Executive Officer of Regional Management. “Under Don’s leadership, and with the support of our bank group, Regional doubled the size of its senior revolving credit facility and added new banks. In addition, Don orchestrated Regional’s diversification of its funding sources, including through Regional’s first asset-backed securitization transactions. Regional is strongly positioned for sustained growth and profitability. On a personal note, Don has been a terrific partner and a valuable member of Regional’s management team. We appreciate that Don has agreed to remain onboard throughout the search and transition process, and we wish Don only the best as he moves into the next chapter of his life.”

“It has been an honor and pleasure to work beside such a strong, disciplined, and talented team during my time at Regional,” said Mr. Thomas. “I am confident that the leadership team at Regional will continue to drive the company to new heights and create significant value for shareholders.”

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; risks associated with Regional Management’s transition to a new loan origination and servicing software system; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; risks relating to Regional Management’s asset-backed securitization transactions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; the impact of changes in tax laws, guidance, and interpretations, including related to certain provisions of the Tax Cuts and Jobs Act; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or in the demand for its products; the impact of a prolonged shutdown of the federal government; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia, Virginia, Missouri and Wisconsin. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, online credit application networks, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331